Vsource® Announces Results for
Second Quarter Ended July 31, 2003

Vsource® Announces Results for
Second Quarter, First Half of Fiscal 2004

LA JOLLA, September 12, 2003 - Vsource, Inc. (OTCBB: VSCE), a global leader in providing customized business process outsourcing (BPO) services to Fortune 500 and Global 500 companies, today announced its financial results for its second quarter and first half of fiscal 2004.

Revenue for the quarter ended July 31, 2003 totaled $4.83 million, compared to $7.30 million for the same prior year period. The company reported a net loss available to common shareholders of $4.55 million or $2.43 per basic share for the second quarter. Net loss available to common shareholders during the period included non-cash charges of $2.86 million from deemed non-cash dividends to preferred shareholders and $0.04 million from amortization of stock-based compensation expenses. Excluding the deemed non-cash dividend, Vsource's net loss was $1.70 million in the second quarter of fiscal 2004. The company did not record a deemed dividend in the second quarter ended July 31, 2002, when it reported a net loss available to common shareholders of $0.91 million or $0.53 per basic share.

Revenue for the first half of fiscal 2004 totaled $9.53 million, compared to $15.0 million for the same prior year period. The company reported a net loss available to common shareholders of $8.76 million or $4.72 per basic share for the first half of fiscal 2004. Net loss available to common shareholders during the period included non-cash charges of $5.64 million from deemed non-cash dividends to preferred shareholders and $0.09 million from amortization of stock-based compensation expenses. Excluding the deemed non-cash dividend, Vsource's net loss was $3.12 million for the first half of fiscal 2004. The company did not record a deemed dividend in the same prior year period when it reported a net loss available to common shareholders of $2.05 million or $1.19 per basic share.

The Company's earnings before interest, taxes, depreciation and amortization, adjusted to exclude non-cash amortization of stock-based compensation expenses of $0.04 million ("Adjusted EBITDA") were a loss of $1.11 million for the quarter ended July 31, 2003, compared with Adjusted EBITDA of $0.96 million, adjusted to exclude non-cash stock compensation charges of $0.34 million, for the same prior year period. For the first half of fiscal 2004, Adjusted EBITDA were a loss of $1.91 million, adjusted to exclude non-cash stock compensation charges of $0.09 million, compared with Adjusted EBITDA of $1.74 million, adjusted to exclude non-cash stock compensation charges of $0.85 million, for the same prior year period. Adjusted EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in the notes to the consolidated financial statements included in this release. Net cash as of July 31, 2003 totaled $7.46 million, compared to $6.25 million as of July 31, 2002 and $11.15 million as of January 31, 2003.

Commenting on second quarter results, Vsource Chairman and Chief Executive Officer, Phil Kelly said, "Second quarter revenues were lower principally as the result of a decline during the past year in the number of Gateway computer end users in the Asia-Pacific region, for whom we provide warranty support services. This was inevitable given that Gateway stopped selling new computer products in this region at the end of 2001. Also, our ability to generate new revenues was affected by the outbreak of the well documented Severe Acute Respiratory Syndrome (SARS) in Asia during the first half of this year, which disrupted business operations throughout the region, interfering with the ability of our sales staff to meet with new and existing clients."

"During the quarter, however, we made excellent progress building out infrastructure and rolling out services to existing clients, particularly for our Human Resources Solutions," said Mr. Kelly. "We added four more countries to our automated Asia-Pacific payroll solution, quadrupling the number of client employees that are utilizing it. This solidifies the scaleable platform that we are using to support a

Next Page

growing number of Fortune 500 and Global 500 clients. We also migrated a major portion of our travel and expense claims processing solution to a new automated solution, which is servicing clients throughout Europe and Asia-Pacific. And, we made significant progress on building out infrastructure and systems to support the large number of small-to-medium sized U.S. based clients that will be coming onboard when we complete our merger with TEAM America, Inc. In addition, we initiated activities to build another 'Vsource Customer Center' in North Asia to support a new major client."

Vsource Vice-Chairman and Chief Financial Officer Dennis Smith noted that the need to maintain the company's staffing and infrastructure levels, to support existing operations and to be able to rapidly scale up to handle expected new clients, including TEAM America's clients, resulted in increased operating losses. "We have focused on reducing Gateway-related costs to match declines in Gateway-related revenues and have had to add additional infrastructure to prepare for the Team America merger and new clients expected to come on line later this year."

Vsource's results for the three months and six months ended July 31, 2003 included $0.34 million of revenues generated from a services contract with TEAM America, Inc. On June 12, 2003, Vsource announced that it had entered into a merger agreement with TEAM America, Inc. (Nasdaq: TMOS), a leading BPO company specializing in Human Resources. It expects that as a result of the merger, the scope of its human resources solutions will be expanded to include small to medium-sized companies in the United States. The merger is expected to be completed in the company's third quarter of fiscal 2004.

Next Page

Vsource, Inc.
Consolidated Statements of Operation
(in thousands, except per share data)
(unaudited)

	Three months ended July 31,		Six months ended July 31,
	2003	2002	2003	2002

Revenues	$4,826	$7,297	$9,534	$14,997
Operating Expenses
Cost of revenue	2,768	3,211	5,237	7,223
Selling, general and administrative	3,726	3,830	7,351	7,966
Amortization of stock-based compensation expense	38	337	94	850
Insurance proceeds in respect of loss on inventory	-	-	-	(464)
Total expenses	6,532	7,378	12,682	15,575
Operating loss	(1,706)	(81)	(3,148)	(578)
Non-cash beneficial conversion feature expense(1)	-	(656)	-	(1,130)
Other interest income (expense)	10	(170)	26	(337)
Net loss	$(1,696)	$(907)	$(3,122)	$(2,045)
Non-cash deemed dividend to preferred shareholders (2)	(2,856)	-	(5,635)	-
Net loss available to common shareholders	$(4,552)	$(907)	$(8,757)	$(2,045)
Basic and diluted net loss per share available to common shareholders	$(2.43)	$(0.53)	$(4.72)	$(1.19)
Weighted average number of common shares outstanding
Basic and diluted (3)	1,872	1,724	1,855	1,713
Earnings before interest, taxes, depreciation ∓ amortization excluding non-cash stock compensation expense (4)	$(1,110)	$956	$(1,906)	$1,735
Adjusted EBITDA margin (5)	-23.0%	13.1%	-20.0%	11.6%

(1)	Non-cash beneficial conversion feature charges associated with the issuance of convertible debt
(2)	Non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series 4-A convertible preferred stock
(3)	Excludes common shares outstanding on an "as converted basis" totaling 20.1 million in aggregate associated with preferred stock, warrants and vested employee options outstanding
(4)	Reconciliation of Net loss to Adjusted EBITDA

Next Page

		Three months ended July 31,		Six months ended July 31,
		2003	2002	2003	2002

	Net loss	$(1,696)	$(907)	$(3,122)	$(2,045)
	Add:
	Non-cash beneficial conversion feature expense	-	656	-	1,130
	Other interest (income) expense	(10)	170	(26)	337
	Depreciation and amortization	558	700	1,148	1,463
	Amortization of stock-based compensation expense	38	337	94	850
	Adjusted EBITDA	$(1,110)	$956	$(1,906)	$1,735
(5)	Adjusted EBITDA margin is Adjusted EBITDA divided by Revenues

Vsource, Inc.
Consolidated Balance Sheets
(in thousands)

	July 31, 2003	January 31, 2003
	(unaudited)
Assets
Current assets:
Cash	$7,455	$11,152
Restricted cash	150	150
Accounts receivable, net	1,796	1,522
Inventories	336	490
Prepaid expenses	367	337
Other current assets	2,192	1,262
Total current assets	12,296	14,913
Property and equipment, net	3,942	4,974
Restricted cash, non-current	250	250
Other assets	558	-
Total assets	$17,296	$20,137
Liabilities, Preferred stock and Shareholders' (deficit) equity
Current liabilities:
Accounts payable	$860	$1,134
Accrued expenses	4,278	3,333
Advance from customers	1,206	1,229
Total current liabilities	6,344	5,696
Advance from customer, non-current	300	900
Commitments and contingencies	-	-
Preferred stock	13,255	8,096
Shareholders' (deficit) equity	(2,603)	5,445
Total Liabilities, Preferred stock and Shareholders' (deficit) equity	$17,296	$20,137

1     Non-GAAP Financial Measures

This release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, Vsource has provided reconciliation within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Adjusted EBITDA has been presented in this release in order to assist in the analysis of the operating profitability of the company because the company believes this form of measurement eliminates the effects of non-cash charges such as beneficial conversion feature expense, stock-based compensation and depreciation and amortization. Management reviews this form of measurement monthly. Vsource has consistently provided this measurement in previous releases and therefore has provided a consistent basis for comparison between quarters, which the company believes is useful to investors and other interested persons.

About Vsource

Vsource, Inc., headquartered in La Jolla, Calif., provides business process outsourcing (BPO) services under the Vsource Versatile Solutions™ trade name, to Fortune 500 and Global 500 organizations across the Asia-Pacific region, Europe and the US. Vsource Versatile Solutions include Human Resource Solutions, Warranty Solutions, Sales Solutions, and Vsource Foundation Solutions™, which include Financial Services, Customer Relationship Management (CRM) and Supply Chain Management (SCM). Vsource operates shared customer service centers (Vsource Customer Centers) in Malaysia and Japan, and has offices in the United States, Hong Kong, Singapore, and Australia. Vsource clients include ABN AMRO, Agilent Technologies, EMC, Gateway, Haworth, Network Appliance and other Fortune 500 and Global 500 companies.

For more information, visit the Vsource Web site: http://www.vsource.com

Forward Looking Statements: Some of the statements in this release and other oral and written statements made by us from time to time to the public constitute forward-looking statements. These forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, introduction of services and growth opportunities expected or anticipated to be realized by management. Vsource disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Factors that could cause or contribute to such differences include, but are not limited to, inability to complete our merger with TEAM America, reliance on one client and the expectation that revenues from this client will decline significantly, a potential requirement to redeem our Series 4-A convertible preferred stock if we fail to meet certain conditions by March 31, 2006, our limited experience in the business process outsourcing business, the new and unproven market for business process outsourcing services in the Asia-Pacific region, long cycles for sales of our solutions, complexities involved in implementing and integrating our services, fluctuations in revenues and operating results, economic and infrastructure disruptions, dependence on a small number of vendors and service providers, litigation, and competition. Other factors that may affect these statements are identified in our previous filings with the Securities and Exchange Commission.

Vsource is a registered trademark of Vsource, Inc. Vsource Versatile Solutions and Vsource Foundation Solutions are trademarks of Vsource, Inc.

Fortune, Fortune 500 and Global 500 are registered trademarks of Time Inc. Vsource disclaims any proprietary interest in the marks and names of others.